Item 77I - 	Deutsche Strategic High Yield Tax-
Free Fund and Deutsche Managed
Municipal Bond Fund (each, a series
of Deutsche Municipal Trust)
Class T shares for Deutsche Strategic High Yield Tax-
Free Fund and Deutsche Managed Municipal Bond Fund became effective on March 31, 2017. Class T shares are only available through certain financial intermediaries and are sold with a front-end sales load but no deferred sales charge when shares are sold.
As of July 24, 2017, Class T shares were not available for purchase for Deutsche Strategic High Yield Tax-Free
Fund and Deutsche Managed Municipal Bond Fund.